Exhibit 10.1
Fentura Financial, Inc.
AMENDED AND RESTATED
NONQUALIFIED DEFERRED COMPENSATION PLAN
     Effective January 1, 2004, Fentura Financial, Inc., a Michigan corporation, (the “Company”) adopted the Fentura Financial, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) for the purpose of providing deferred compensation to certain officers of the Company and its affiliates. The Plan is hereby amended and restated, effective January 1, 2005, in order to comply with the applicable provisions of the American Jobs Creation Act of 2004.
1. Administration
     The Plan shall be authorized by the Company’s Board of Directors and administered by the Board’s Compensation Committee (hereinafter “Committee”). Subject to the provisions of the Plan, the Committee shall have exclusive power to determine the amount of deferred compensation to be granted hereunder, the officers eligible for grants and the time or times when deferred compensation will be granted.
     The Committee shall have authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, to determine the conditions subject to which any deferred compensation may be made or payable, and to make any other determinations which it believes necessary or advisable for the administration of the Plan. Determinations by the Committee shall be made by majority vote and shall be final and binding on all parties with respect to all matters relating to the Plan.
2. Grants
     Deferred compensation shall be granted in the Committee’s sole discretion to such officers of the Company and its affiliates who shall hereafter be referred to as the “Participant,” in accordance with the following method. The Committee will review the financial performance of the Company and its affiliates on an annual basis following the end of the calendar year. Deferred compensation may then be granted under the Plan in such percentage of a Participant’s Annual Compensation as the Committee deems appropriate. The percentage may vary from Participant to Participant and from year to year in the sole discretion of the Committee. For purposes of the Plan, the term “Annual Compensation” shall mean the Participant’s base salary in effect for the calendar year to which the deferred compensation grant relates.
3. Account
     Deferred compensation granted to the Participant under the Plan shall be credited to a deferred compensation account (the “Account”) established and maintained for such Participant. The Account shall be the record of deferred compensation granted to him under the Plan, is solely for accounting purposes and shall not require a segregation of any Company assets. The Account shall be valued by the Committee in the manner provided in Section 6.

4. Vesting and Forfeiture of Deferred Compensation
     (a) The Participant shall vest in his Account according to the following schedule:

No. of Years of Service Credit	Vested Percentage	Forfeited Percentage
3	20%	80%
4	40%	60%
5	60%	40%
6	80%	20%
7	100%	0%
     (b) Solely for purposes of determining vesting under the Plan, the Participant shall receive one Year of Service Credit for each year of service credited under the Fentura Financial, Inc. Employee Deferred Compensation and Stock Ownership Plan, including service earned prior to the Plan’s effective date.
     (c) Notwithstanding the provisions of Paragraph (a) above, all deferred compensation credited to a Participant’s Account shall be forfeited and of no value and void, and no payment whatsoever shall be owing to the Participant in the event the Participant: (i) is convicted of or pleads no contest to either a felony or a misdemeanor showing moral turpitude; (ii) violates the Company’s Code of Conduct; (iii) violates the Company’s Conflict of Interest Policy; (iv) violates the Company’s Confidentiality and Shareholder Protection Agreement; (v) continues to perform his duties in an unacceptable manner after receiving a thirty day written notice of his deficiencies; or (vi) engages in conduct that materially injures the Company. In addition, in the event payments have begun under the Plan, all remaining unpaid amounts shall be forfeited upon the occurrence of any of the foregoing events.
     (d) Death or Disability of the Participant shall not trigger full vesting. For purposes of the Plan, “Disability” shall mean a condition such that the participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer. Disability shall also include any other condition described in Section 409A of the Code, or the regulations promulgated thereunder.
5. Payment for Deferred Compensation
     (a) Upon the Separation from Service of the Participant and if the Participant has not forfeited his Account under Paragraph 4(c) above, the Participant shall be entitled to receive the vested amount in his Account in accordance with 5(b) below. For purposes of the Plan, “Separation from Service” shall mean the termination of the Participant’s employment with the Company for reasons other than death or Disability. A termination of employment will be presumed to constitute a Separation from Service if the Participant continues to provide services as an employee of the Company in an annualized amount that is less than 20% of the services rendered, on average, during the immediately preceding three years of employment (or, if employed less than three years, such lesser period). The Participant will be presumed to have not incurred a Separation from Service if the Participant continues to provide services to the Company in an annualized amount that is 50% or more of the services rendered, on average, during the immediately preceding three years of employment (or if employed less than three years, such lesser period). A Separation from Service will not have occurred if immediately following the Participant’s termination of employment, the Participant becomes an employee of any affiliate of the Company, unless the services to be performed would be in amount that would result in the presumption that a Separation from Service had occurred.
     (b) For reasons other than death, including Disability, payment to the Participant in the amount set forth in paragraph 5(a) above shall commence within 120 days after the end of the calendar year following the earlier of the date the Participant: (i) attains age 65; or (ii) terminates employment. Payment shall be made in a (i) lump sum payment, or (ii) annual installments for a period of five years. Participant shall file a separate payment election at the time of deferral election. Generally, a Participant may not change an election as to the form of a distribution following the initial election the Participant makes as the time of a deferral election. If Participant terminated employment during the calendar year 2008, Participant may change an election, prior to December 31, 2008, as to the form of distribution, provided that both of the following conditions are met: (1) the change does not result in the acceleration into 2008 a payment that would otherwise have been made in 2009 or later; and (2) the change does not result in the delay of a payment that would have been made in 2008 until 2009 or later. If a Participant’s employment terminated prior to January 1, 2008, Participant’s benefits shall be distributed in accordance with the Plan prior to this amendment (the later of the date the Participant (i) attains age 65; or (ii) terminates employment) unless such Participant elects, no later than December 31, 2008 to receive the benefit in a lump sum payment or 5 annual installments commencing in 2009 and no payment is scheduled to be made to Participant in or prior to 2008.
     (c) Notwithstanding anything contained herein to the contrary, if at the time of a termination of employment, (i) Participant is a “specified employee” as defined in Code Section 409A, and the regulations and guidance thereunder in effect at the time of such termination (“409A”), and, (ii) any of the payments or benefits provided hereunder may constitute “deferred compensation” under 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of up to six (6) months following the date of termination.
     (d) Upon the death of the Participant, payment will be made, according to Paragraph 7 below, at the end of the calendar year of the Participant’s death.
6. Valuation of Account
     The deferred compensation credited to an Account shall be credited with interest at the end of each calendar year based on the U.S. Treasury 5 year rate in effect as of the end of said year. An annual statement will be issued to the Participant within a reasonable time after the end of each calendar year which discloses the value and remaining balance of the Account.
7. Transferability
     The deferred compensation credited to the Account and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. If the Participant dies before the payment of all benefits under this Plan, the Company shall pay to his designated beneficiary the unpaid vested balance in the Account according to the same payment terms and payout period as were applicable to the Participant. If the designated beneficiary becomes entitled to payments hereunder and thereafter dies before all of the payments have been made by the Company, then the remaining payments shall be made to the estate of such designated beneficiary. The beneficiary referred to in this paragraph may be designated or changed by the Participant (without the consent of any prior beneficiary) on a form provided to the Company by the Participant before his death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Participant, the payment shall be made to the Participant’s estate.

8. Withholding
     The Company shall have the right to deduct from all amounts paid pursuant to the Plan any taxes required by law to be withheld with respect to such deferred compensation.
9. Miscellaneous Provisions
     (a) No employee or other person shall have any claim or right to be granted deferred compensation under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or its affiliates or be construed as a contract of employment or a revision or amendment of any applicable personnel policies. In addition nothing contained in this Plan shall serve as a limitation of the right of the Company to discharge any of its employees, with or without cause, subject to any separate written employment agreement.
     (b) The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder. No Participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. Notwithstanding the foregoing, the Company may enter into a trust agreement (“Trust Agreement”), whereby the Company may agree to contribute to a trust (“Trust”) sums for the purpose of accumulating assets to fund benefit payments to the Participants hereunder. The Company may contribute amounts to the Trust from time to time hereafter as determined by the Board of Directors of the Company. Such Trust Agreement shall be substantially in the form of the model trust agreement set forth in Revenue Procedure 92-64, or any subsequent Internal Revenue Service Revenue Procedure, and shall include provisions required in such model trust agreement that all assets of the Trust shall be subject to the creditors of the Company in the event of insolvency. Any assets of the Trust remaining after all obligations hereunder with respect to the Participants have been satisfied shall be paid to the Company.
     (c) Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural.
10. Amendment or Termination of the Plan
     The Board of Directors of the Company may alter or amend the Plan from time to time without obtaining approval of the shareholders of the Company. No amendment to the Plan may alter, impair or reduce the amount of deferred compensation already credited to an Account prior to the effective date of such amendment without the written consent of the Participant.
     The Company Board may unilaterally terminate this Plan at any time. Except as provided in this Section, the termination of this Plan shall not cause a distribution of benefits under this Plan. Rather, upon such termination benefit distributions will be made at the time specified in accordance with the Plan.
     If the Company Board terminates the Plan within thirty (30) days before, or twelve (12) months after a Change in Control, distributions may be made provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all of the Company’s plans that would be aggregated with this Plan under Code Section 409A or the regulations thereunder are terminated so that all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated Plans within twelve (12) months of the termination of the Plans.
     The company Board may terminate the Plan upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical.
     The Company Board may terminate the Plan and all other Plans required to be aggregated with this Plan under Section 409A of the Code or the regulations thereunder), provided such termination does not occur proximate to a downturn in the financial health of the Company, and further provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of three (3) years following the date of such termination.
11. Top-Hat Plan.
     The benefits provided by the Plan may be considered a top-hat plan maintained primarily for the purpose of providing deferred compensation to executives of the Company and its affiliates, and that the notice required by Department of Labor regulations section 2520.104-23 will be filed by the Company as required by law.
12. Applicable Law.
     This Plan shall be governed by the laws of the State of Michigan, including any conflicts of laws rules.
13. Section 409A Compliance.
     The Plan and transactions under the Plan are intended to be structured in accordance with applicable laws, rules and regulations, including but not limited to the federal securities laws, and the allocation and distribution of benefits pursuant to the plan shall be subject to, and conditional upon compliance with, all applicable laws, rules and regulations, including not by way of limitation, Section 409A of the Code and any applicable regulations thereunder.

DATED: October 23, 2008	FENTURA FINANCIAL, INC.
	By:	/s/ Donald Grill
Donald Grill
	Its:	President and CEO